Exhibit 99.1
[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS BANK REPORTS FOURTH QUARTER 2023 NET INCOME OF $9.6 MILLION
-- Robust deposit and loan growth and positive operating leverage support continued tangible book value expansion --
-- Private Wealth assets under management cross $3 billion milestone --
MADISON, Wis., January 25, 2024 (BUSINESS WIRE) -- First Business Financial Services, Inc. (the “Company”, the “Bank”, or “First Business Bank”) (Nasdaq:FBIZ) reported quarterly net income available to common shareholders of $9.6 million, or earnings per share of $1.15 on a diluted basis. This compares to net income available to common shareholders of $9.7 million, or $1.17 per share, in the third quarter of 2023 and $9.9 million, or $1.18 per share, in the fourth quarter of 2022.
“We had tremendous success attracting new client relationships in the fourth quarter, which again drove robust loan and deposit growth and resulted in record pre-tax, pre-provision income,” said Corey Chambas, Chief Executive Officer. “2023 marked the culmination of our five-year strategic plan in which First Business Bank committed to growing loans, deposits, and revenues at a 10% annual pace. We surpassed our own expectations by achieving a 17% increase in loans, a 29% increase in deposits, and a 13% increase in operating revenue. We outperformed our peers and delivered significant value to our shareholders by growing pre-tax, pre-provision adjusted earnings by 17% over 2022, while tangible book value per share rose 13%. Additionally, we grew Private Wealth assets under management and administration to record levels, exceeding $3 billion for the first time. Our team executed our plan with consistency and efficiency, producing outstanding results even as industry net interest margins narrowed and industry asset quality began to normalize away from the historically pristine levels seen in recent years.”
“We are pleased with our ability to manage net interest margin in the current interest rate environment,” Chambas added. “Much of our success stems from our relationship-based approach to deposit generation. This requires accepting incremental short-term costs due to marketplace pricing. The fourth quarter demonstrated the success of this long-held deposit-centric strategy, with deposit growth exceeding loan growth and new deposit account balances comprising nearly $70 million of the linked quarter increase.”
“Comprehensive planning has been underway for the past year to develop our strategies and establish our goals for the next five-year period,” Chambas continued. “It is expected this updated strategic plan will be rolled out company-wide in 2024. We expect our team to prioritize quality balance sheet and revenue growth while optimizing technology for the benefit of our clients and stakeholders, evolving with our industry in a manner that stays true to First Business Bank’s deep-rooted culture.”
Quarterly Highlights
•Robust Deposit Growth. Total deposits grew $139.8 million, increasing 21.0% annualized from the third quarter and $628.6 million, or 29.0%, from the fourth quarter of 2022. In-market deposits grew to a record $2.339 billion, up $149.8 million, or 27.4% annualized, from the third quarter and $373.1 million, or 19.0%, from the fourth quarter of 2022. Successful execution of client deposit initiatives attracted new relationships, which drove in-market deposit growth. New relationships also contributed to increased gross Treasury Management service charges, which grew 16.8% to $1.5 million, compared to $1.3 million in the fourth quarter of 2022.
•Strong Loan Growth. Loans increased $86.2 million, or 12.5% annualized, from the third quarter of 2023, and $407.2 million, or 16.7%, from the fourth quarter of 2022, reflecting ongoing expansion across the Company’s products and geographies in the fourth quarter.
•Net Interest Income Expansion. Net interest income grew 3.3% from the linked quarter and 7.6% from the prior year quarter. The Company’s continued success in driving double-digit loan and deposit growth supported this expansion, offsetting the ongoing impact of industry-wide net interest margin compression. Net interest margin of 3.69% declined seven basis points from the linked quarter. Recent deposit client acquisition and retention at higher deposit rates drove the decline during the quarter.
•Record Pre-Tax, Pre-Provision (“PTPP”) Income. PTPP income grew to $15.3 million, up 8.4% from the linked quarter and 17.8% from the prior year quarter. This performance reflects solid growth across the Company’s balance sheet and efficient execution of the Company’s revenue growth strategies. PTPP adjusted return on average assets measured 1.77%, compared to 1.72% and 1.81% for the linked and prior year quarters, respectively.
•Tangible Book Value Growth. The Company’s strong earnings generation produced a 13.9% annualized increase in tangible book value per common share compared to the linked quarter and 12.9% compared to the prior year quarter.

Exhibit 99.1
Quarterly Financial Results

(Unaudited)	As of and for the Three Months Ended			As of and for the Year Ended
(Dollars in thousands, except per share amounts)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net interest income	$29,540	$28,596	$27,452	$112,588	$98,422
Adjusted non-interest income (1)	7,094	8,430	6,164	31,353	28,619
Operating revenue (1)	36,634	37,026	33,616	143,941	127,041
Operating expense (1)	21,374	22,943	20,658	87,788	79,155
Pre-tax, pre-provision adjusted earnings (1)	15,260	14,083	12,958	56,153	47,886
Less:
Provision for credit losses	2,573	1,817	702	8,182	(3,868)
Net loss on repossessed assets	4	4	22	12	49
Contribution to First Business Charitable Foundation	—	—	809	—	809
SBA recourse provision	210	242	(322)	775	(188)
Tax credit investment impairment recovery	—	—	—	—	(351)
Add:
Bank-owned life insurance claim	—	—	809	—	809
Net loss on sale of securities	—	—	—	(45)	—
Income before income tax expense	12,473	12,020	12,556	47,139	52,244
Income tax expense	2,703	2,079	2,400	10,112	11,386
Net income	$9,770	$9,941	$10,156	$37,027	$40,858
Preferred stock dividends	219	218	219	875	683
Net income available to common shareholders	$9,551	$9,723	$9,937	$36,152	$40,175
Earnings per share, diluted	$1.15	$1.17	$1.18	$4.33	$4.75
Book value per share	$33.39	$32.32	$29.74	$33.39	$29.74
Tangible book value per share (1)	$31.94	$30.87	$28.28	$31.94	$28.28

Net interest margin (2)	3.69%	3.76%	4.15%	3.78%	3.82%
Adjusted net interest margin (1)(2)	3.50%	3.66%	3.94%	3.63%	3.63%
Fee income ratio (non-interest income / total revenue)	19.36%	22.77%	20.26%	21.76%	23.02%
Efficiency ratio (1)	58.34%	61.96%	61.45%	60.99%	62.31%
Return on average assets (2)	1.11%	1.19%	1.39%	1.13%	1.46%
Pre-tax, pre-provision adjusted return on average assets (1)(2)	1.77%	1.72%	1.81%	1.75%	1.74%
Return on average common equity (2)	13.99%	14.62%	16.26%	13.79%	16.79%

Period-end loans and leases receivable	$2,850,261	$2,764,014	$2,443,066	$2,850,261	$2,443,066
Average loans and leases receivable	$2,810,793	$2,711,851	$2,384,091	$2,647,851	$2,304,990
Period-end in-market deposits	$2,339,071	$2,189,264	$1,965,970	$2,339,071	$1,965,970
Average in-market deposits	$2,247,639	$2,105,716	$1,950,625	$2,098,153	$1,928,815
Allowance for credit losses, including unfunded commitment reserves	$32,997	$31,036	$24,230	$32,997	$24,230
Non-performing assets	$20,844	$17,689	$3,754	$20,844	$3,754
Allowance for credit losses as a percent of total gross loans and leases	1.16%	1.12%	0.99%	1.16%	0.99%
Non-performing assets as a percent of total assets	0.59%	0.52%	0.13%	0.59%	0.13%
(1)This is a non-GAAP financial measure. Management believes these measures are meaningful because they reflect adjustments commonly made by management, investors, regulators, and analysts to evaluate financial performance, provide greater understanding of ongoing operations, and enhance comparability of results with prior periods. See the section titled Non-GAAP Reconciliations at the end of this release for a reconciliation of GAAP financial measures to non-GAAP financial measures.
(2)Calculation is annualized.

Exhibit 99.1
Fourth Quarter 2023 Compared to Third Quarter 2023
Net interest income increased $944,000, or 3.3%, to $29.5 million.
•The increase in net interest income was driven by an increase in average loans and leases receivable and fees in lieu of interest, partially offset by a decrease in net interest margin. Average loans and leases receivable increased $98.9 million, or 14.6% annualized, to $2.811 billion. Fees in lieu of interest, which vary from quarter to quarter based on client-driven activity, totaled $1.1 million, compared to $582,000 in the prior quarter. Excluding fees in lieu of interest, net interest income increased $450,000, or 1.6%.
•The yield on average interest-earning assets increased 14 basis points to 6.85% from 6.71%. Excluding fees in lieu of interest, the yield earned on average interest-earning assets increased 8 basis points to 6.71% from 6.63%. The daily average effective federal funds rate increased 7 basis points compared to the linked quarter, which equates to an average adjusted interest-earning asset beta of 118.5% for the three months ended December 31, 2023, compared to 104.8% in the linked quarter. The cumulative adjusted interest-earning asset beta since December 31, 2021 was 60.4%. The change in yield of the respective interest-earning asset or the rate paid on interest-bearing liability compared to the change in short-term market rates is commonly referred to as a beta.
•The rate paid for average interest-bearing, in-market deposits increased 25 basis points to 3.99% from 3.74% due to heightened competition for deposits. Similarly, the rate paid for average total bank funding increased 20 basis points to 3.27% from 3.07%. Total bank funding is defined as total deposits plus Federal Home Loan Bank (“FHLB”) advances. The cumulative bank funding beta since December 31, 2021 was 56.0%.
•Net interest margin was 3.69%, down 7 basis points compared to 3.76% in the linked quarter. Adjusted net interest margin1 was 3.50%, down 16 basis points compared to 3.66% in the linked quarter. The decrease in adjusted net interest margin was due to an increase in the rate paid on total bank funding, partially offset by an increase in the yield on average interest earning assets.
•Management believes net interest margin is nearing a floor, and based on current trends we believe our net interest margin should stabilize above our existing strategic plan goal of 3.50%.
The Bank reported a provision expense of $2.6 million, compared to $1.8 million in the third quarter of 2023. The fourth quarter provision expense included increases of $2.0 million in net specific reserves, $629,000 due to strong loan growth, and net charge-offs of $610,000. This expense was partially offset by a $432,000 reduction due to qualitative factor changes and a $260,000 reduction in general reserve due to an improved economic outlook in our model forecast compared to the prior period. Similar to the third quarter, the increase in specific reserves and charge-offs was primarily related to defaults by transportation and logistics borrowers in our Equipment Finance loan portfolio, which management believes is consistent with the cyclical nature of this industry, and to a lesser extent, the SBA portfolio. The Company expects continued stress within this group of borrowers in 2024.
Non-interest income decreased $1.3 million, or 15.8%, to $7.1 million.
•Private Wealth and Company Retirement Plan (“Private Wealth”) fee income decreased $12,000, or 0.4% to $2.9 million. Private Wealth assets under management and administration measured $3.122 billion on December 31, 2023, up $206.9 million from the prior quarter. Fee income is based on overall asset levels and market value performance and is recognized on a one-month lag. The decrease in fourth quarter fees reflects weaker market performance in September and October, partially offset by improved performance in November.
•Gains on sale of SBA loans decreased $567,000, or 66.6%, to $284,000 driven by the timing of loan sales. SBA gross loan production totaled $14.2 million for the first six months of 2023 and $26.6 million for the last six months of 2023.
•Commercial loan swap fee income of $438,000 decreased by $554,000, or 55.8%. Swap fee income varies from period to period based on loan activity and the interest rate environment.
•Other fee income decreased $299,000 to $1.7 million, compared to $2.0 million in the prior quarter. The decrease was primarily due to lower returns on the Company’s investments in mezzanine funds in the fourth quarter. Income from mezzanine funds was $860,000 in the fourth quarter, compared to $1.2 million in the linked quarter. Income from mezzanine funds varies from period to period based on changes in the realized and unrealized fair value of underlying investments. Frequency of the income recognized from mezzanine funds will occur quarterly, prospectively.

1 Adjusted net interest margin is a non-GAAP measure representing net interest income excluding fees in lieu of interest and other recurring, but volatile, components of net interest margin divided by average interest-earning assets less other recurring, but volatile, components of average interest-earning assets.

Exhibit 99.1
Non-interest expense decreased $1.6 million, or 6.9%, to $21.6 million, while operating expense decreased $1.6 million, or 6.8%, to $21.4 million.
•Compensation expense was $14.5 million, reflecting a decrease of $1.1 million, or 7.2%, from the linked quarter primarily due to a $563,000 decrease in the annual cash incentive bonus and profit sharing accruals, a $240,000 decrease in incentive compensation mainly due to timing of payouts on loan and deposit production, and a $101,000 decrease in Social Security expenses as employees met annual maximums in the prior quarter. Average full-time equivalents (“FTEs”) for the fourth quarter of 2023 were 343, down from 349 in the linked quarter. The Company’s compensation philosophy is to provide base salaries competitive with the market. Given the competitive job market and the critical importance to the Company of retaining employees, annual base salaries were increased an additional $1.5 million, or approximately 4.1%, in the aggregate for 2024. As of December 31, 2023, we had 15 open positions, 11 of which were filled in January 2024.
•Professional fees were $1.3 million, decreasing $116,000, or 8.1%, from the linked quarter primarily due to a decrease in recruiting expenses.
•FDIC insurance expense was $585,000, decreasing $95,000, or 14.0%, from the linked quarter primarily due to a decrease in the assessment rate.
•Other non-interest expense decreased $231,000, or 14.6%, to $1.4 million from the linked quarter primarily due to a $570,000 decrease in liquidation expense related to an Asset-Based Lending (“ABL”) ABL loan relationship. In past loan resolutions, the Bank has been able to recover similar liquidation expenses. These decreases were partially offset by an increase in charitable contributions and travel expense.
Income tax expense increased $624,000, or 30.0%, to $2.7 million. The effective tax rate was 21.7% for the three months ended December 31, 2023, compared to 17.3% for the linked quarter. Management completed its analysis of the Wisconsin State Budget 2023, which included language that provides an exemption for state tax on certain loan income for loans to Wisconsin small businesses. Management estimates this law will eliminate the Bank’s Wisconsin state income tax in 2023 and the foreseeable future. This conclusion results in a 2023 benefit of $2.3 million more than offset by a one-time $2.8 million charge to state income tax expense to recognize a valuation allowance on deferred state income taxes. Based on expected earnings, reduction in state tax, and future tax credit investments, the Company expects to report an effective tax rate between 18% and 19% for 2024.
Total period-end loans and leases receivable increased $86.2 million, or 12.5% annualized, to $2.850 billion. Management expects loan growth to moderate to our long term target of 10% in future quarters. Management is evaluating loan sale and participation strategies as a means of adding to and further diversifying fee income while maintaining regulatory capital ratios at greater than well-capitalized levels. The average rate earned on average loans and leases receivable was 7.21%, up 15 basis points from 7.06% in the prior quarter. Additionally, $247.5 million of new and renewed loans were originated in the quarter at a weighted average yield of 7.86%.
•Commercial Real Estate (“CRE”) loans increased by $64.5 million, or 15.8% annualized, to $1.700 billion. The increase was primarily due to an increase in non-owner occupied CRE and multi-family loans.
•Commercial & Industrial (“C&I”) loans increased $22.1 million, or 8.0% annualized, to $1.106 billion. The increase was due to growth across the majority of the Bank’s C&I products and geographies.
Total period-end in-market deposits increased $149.8 million, or 27.4% annualized, to $2.339 billion, compared to $2.189 billion. The average rate paid was 3.20%, up 23 basis points from 2.97% in the prior quarter.
•The increase was due to growth in all major in-market deposit categories. During the quarter, non-maturity deposit balance increases were split between $68.3 million in growth from new accounts at a weighted average rate of 3.54% and $76.0 million in growth from existing accounts at a weighted average rate of 2.83%, compared to 2.72% in the linked quarter. Certificate of deposit runoff of $163.4 million at a weighted average rate of 4.22% was replaced by new and renewed certificates of deposit of $170.8 million at a weighted average rate of 4.69%.
Period-end wholesale funding, including FHLB advances, brokered deposits, and deposits gathered through internet deposit listing services, decreased $43.0 million, or 22.0% annualized, to $739.2 million.
•Wholesale deposits decreased $10.0 million to $457.7 million, compared to $467.7 million, as in-market deposit growth exceeded earning asset growth . Consistent with the Bank’s long-held philosophy to manage interest rate risk, management will continue to utilize the most efficient and cost-effective source of wholesale funds to match-fund fixed-rate loans as necessary. The average rate paid on wholesale deposits decreased 8 basis points to 4.15% and the weighted average original maturity increased to 4.4 years from 4.0 years.
•FHLB advances decreased $33.0 million to $281.5 million. The average rate paid on FHLB advances decreased 3 basis points to 2.45% and the weighted average original maturity was 5.2 years for both periods.

Exhibit 99.1
Non-performing assets increased $3.2 million to $20.8 million, or 0.59% of total assets, up from 0.52% in the prior quarter driven by Equipment Finance loans within the C&I portfolio. The increase in non-performing assets was primarily related to defaults by transportation and logistics borrowers in our Equipment Finance loan portfolio, which management believes is consistent with the cyclical nature of this industry. While we continue to expect full repayment of the one ABL loan that defaulted during the second quarter of 2023, the liquidation process has transitioned into Chapter 7 bankruptcy, likely delaying final resolution until the second half of 2024. Excluding the ABL loan, non-performing assets totaled $12.0 million, or 0.34% of total assets in the current quarter and $8.1 million, or 0.24% of total assets in the linked quarter.
The allowance for credit losses, including the unfunded credit commitments reserve, increased $2.0 million, or 6.3%, as increases in specific reserves and the general reserve from loan growth were partially offset by a decrease in the general reserve due a decrease in qualitative factors and an improved economic outlook in our model forecast. The allowance for credit losses, including unfunded credit commitment reserves, as a percent of total gross loans and leases was 1.16% compared to 1.12% in the prior quarter.

Fourth Quarter 2023 Compared to Fourth Quarter 2022
Net interest income increased $2.1 million, or 7.6%, to $29.5 million.
•The increase in net interest income primarily reflects an increase in average gross loans and leases, partially offset by lower fees in lieu of interest and net interest margin compression. Fees in lieu of interest decreased from $1.3 million to $1.1 million. Excluding fees in lieu of interest, net interest income increased $2.3 million, or 8.9%.
•The yield on average interest-earning assets measured 6.85% compared to 5.79%. Excluding fees in lieu of interest, the yield on average interest-earning assets measured 6.71%, compared to 5.59%. This increase in yield was primarily due to the increase in short-term market rates and the reinvestment of cash flows from the securities and fixed rate loan portfolios in a rising rate environment. The daily average effective federal funds rate increased 168 basis points compared to the prior year quarter, which equates to an average adjusted interest-earning asset beta of 67.0% for the three months ended December 31, 2023, compared to the prior year period.
•The rate paid for average interest-bearing in-market deposits increased 198 basis points to 3.99% from 2.01%. The rate paid for average total bank funding increased 159 basis points to 3.27% from 1.67%. The total bank funding beta was 94.6% for the three months ended December 31, 2023, compared to the prior year period.
•Net interest margin decreased 46 basis points to 3.69% from 4.15%. Adjusted net interest margin decreased 44 basis points to 3.50% from 3.94%.
The Company reported a provision expense of $2.6 million, compared to $702,000 in the fourth quarter of 2022. The increase compared to the prior year quarter is mainly due to an increase in specific reserves related to the Equipment Finance lending portfolio.
Non-interest income of $7.1 million increased by $121,000, or 1.7%, from $7.0 million in the prior year period.
•Private Wealth fee income increased $363,000, or 14.1%, to $2.9 million. Private Wealth assets under management and administration measured $3.122 billion at December 31, 2023, up $461.5 million, or 17.3%.
•Commercial loan swap fee income of $438,000 decreased by $318,000, or 42.1%. Swap fee income varies from period to period based on loan activity and the interest rate environment.
•Service charges on deposits increased $57,000, or 7.2%, to $848,000, driven by new in-market deposit relationships partially offset by an increase in the earnings credit rate commensurate with the rising rate environment.
•Other fee income decreased $18,000, or 1.0%, to $1.7 million, primarily due to the recognition of a $809,000 bank-owned life insurance death benefit in the prior year quarter, partially offset by higher returns on the Company’s investments in mezzanine funds. Income from mezzanine funds was $860,000 in the fourth quarter, compared to $92,000 in the prior year quarter. Income on mezzanine funds varies from period to period based on changes in the value of underlying investments.

Exhibit 99.1
Non-interest expense increased $421,000, or 2.0%, to $21.6 million. Operating expense increased $0.7 million, or 3.5%, to $21.4 million.
•Compensation expense decreased $817,000, or 5.4%, to $14.5 million. The decrease in compensation expense was primarily due to a lower estimated annual incentive cash bonus program accrual partially offset by an increase in average FTEs and annual merit increases and promotions. Average FTEs increased 2% to 343 in the fourth quarter of 2023, compared to 336 in the fourth quarter of 2022, as a result of expanded hiring efforts that have successfully driven growth while maintaining positive operating leverage.
•FDIC insurance increased $382,000, or 188.2%, to $585,000, primarily due to an increase in the assessment rate and the assessable base.
•Computer software expense increased $228,000, or 20.9%, to $1.3 million, primarily due to continued investment in technology to support the Company’s growth initiatives.
•Data processing expense increased $130,000, or 16.1%, to $936,000, primarily due to an increase in core processing costs commensurate with loan and deposit account growth, as well as various project implementations.
•Professional fees expense increased $103,000, or 8.5%, to $1.3 million, primarily due to an increase in recruiting expense and a general increase in other professional consulting services for various projects.
•Marketing expense increased $83,000, or 12.9%, to $724,000, primarily due to an increase in business development efforts and advertising projects commensurate with our expanded sales force.
•Other expenses increased $429,000, or 46.5%, to $1.4 million, primarily due to increases in SBA recourse provision, travel expenses, swap credit valuation, and liquidation expenses. This was partially offset by a decrease in donations and contributions due to a non-recurring contribution to First Business Charitable Foundation totaling $809,000 in the prior year quarter.
Total period-end loans and leases receivable increased $407.2 million, or 16.7%, to $2.850 billion.
•C&I loans increased $252.5 million, or 29.6%, to $1.106 billion, due to growth across all products and geographies.
•CRE loans increased $157.9 million, or 10.2%, to $1.700 billion, primarily due to increases in non-owner occupied CRE and multi-family loans.
Total period-end in-market deposits grew $373.1 million, or 19.0%, to $2.339 billion, and the average rate paid increased 177 basis points to 3.20%. The increase in rate paid on in-market deposits was primarily due to a change in product mix.
Period-end wholesale funding increased $120.6 million to $739.2 million.
•Wholesale deposits increased $255.5 million to $457.7 million, as the Bank utilized more wholesale deposits in lieu of FHLB advances to build excess liquidity and to match-fund fixed rate assets. The average rate paid on wholesale deposits increased 49 basis points to 4.15% and the weighted average effective maturity increased to 4.4 years from 2.1 years. Consistent with our balance sheet strategy to use the most efficient and cost-effective source of wholesale funding, the Company has entered into several derivative contracts hedging a portion of the wholesale deposits to reduce the fixed rate funding costs.
•FHLB advances decreased $134.9 million to $281.5 million. The average rate paid on FHLB advances increased 24 basis points to 2.45% and the weighted average original maturity decreased to 5.2 years from 3.7 years.
Non-performing assets increased to $20.8 million, or 0.59% of total assets, compared to $3.8 million, or 0.13% of total assets, driven by the ABL, SBA, and Equipment Finance loan portfolios within the C&I portfolio. Excluding one ABL loan for which we expect full repayment, non-performing assets totaled $12.0 million, or 0.34% of total assets.
The allowance for credit losses, including unfunded commitment reserves, increased $8.8 million to $33.0 million, compared to $24.2 million due to an increase in specific reserves, loan growth, and a change in accounting standard. The allowance for credit losses as a percent of total gross loans and leases was 1.16%, compared to the allowance for loan losses of 0.99% under the incurred loss model.

Share Repurchase Program Update
As previously announced, effective January 27, 2023, the Company’s Board of Directors authorized the repurchase by the Company of shares of its common stock with a maximum aggregate purchase price of $5.0 million, effective January 31, 2023 through January 31, 2024. As of December 31, 2023, the Company had repurchased a total of 65,112 shares for approximately $2.0 million at an average cost of $30.72 per share. At this time, the Company does not expect to renew the current plan or adopt a new plan upon its expiration due to strong balance sheet growth.

Exhibit 99.1
Investor Presentation
The Company has prepared investor presentation materials that management intends to use from time to time in discussions about the Company’s operations and performance. The presentation will be available for viewing in the Investor Relations section of the Company’s website at firstbusiness.bank and will also be furnished to the U.S. Securities and Exchange Commission on January 26, 2024.

Exhibit 99.1
About First Business Bank
First Business Bank® specializes in Business Banking, including Commercial Banking and Specialty Finance, Private Wealth, and Bank Consulting services, and through its refined focus delivers unmatched expertise, accessibility, and responsiveness. Specialty Finance solutions are delivered through First Business Bank’s wholly owned subsidiary First Business Specialty Finance, LLC®. First Business Bank is a wholly owned subsidiary of First Business Financial Services, Inc®. (Nasdaq: FBIZ). For additional information, visit firstbusiness.bank.

This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business Bank’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:
•Adverse changes in the economy or business conditions, either nationally or in our markets including, without limitation, inflation, supply chain issues, labor shortages, or any future public health epidemics.
•Competitive pressures among depository and other financial institutions nationally and in the Company’s markets.
•Increases in defaults by borrowers and other delinquencies.
•Management’s ability to manage growth effectively, including the successful expansion of our client service, administrative infrastructure, and internal management systems.
•Fluctuations in interest rates and market prices.
•Changes in legislative or regulatory requirements applicable to the Company and its subsidiaries.
•Changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations.
•Fraud, including client and system failure or breaches of our network security, including the Company’s internet banking activities.
•Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
•Recent volatility in the banking sector may result in new legislation, regulations or policy changes that could subject the Company and the Bank to increased government regulation and supervision.
•The proportion of the Company’s deposit account balances that exceed FDIC insurance limits may expose the Bank to enhanced liquidity risk.
•The Company may be subject to increases in FDIC insurance assessments as a result of the recent bank failures.

For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2022 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Brian D. Spielmann
Chief Financial Officer
608-232-5977
bspielmann@firstbusiness.bank

Exhibit 99.1
SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$139,510	$132,915	$112,809	$185,973	$102,682
Securities available-for-sale, at fair value	297,006	272,163	253,626	236,989	212,024
Securities held-to-maturity, at amortized cost	8,503	8,689	9,830	11,461	12,635
Loans held for sale	4,589	4,168	2,191	2,697	2,632
Loans and leases receivable	2,850,261	2,764,014	2,674,583	2,539,363	2,443,066
Allowance for credit losses	(31,275)	(29,331)	(28,115)	(26,140)	(24,230)
Loans and leases receivable, net	2,818,986	2,734,683	2,646,468	2,513,223	2,418,836
Premises and equipment, net	6,190	6,157	5,094	4,933	4,340
Repossessed assets	247	61	65	89	95
Right-of-use assets	6,559	6,800	7,049	7,355	7,690
Bank-owned life insurance	55,536	55,123	54,747	54,383	54,018
Federal Home Loan Bank stock, at cost	12,042	13,528	14,482	13,088	17,812
Goodwill and other intangible assets	12,023	12,110	12,073	12,160	12,159
Derivatives	55,597	93,702	70,440	54,612	68,581
Accrued interest receivable and other assets	91,058	78,751	76,864	67,448	63,107
Total assets	$3,507,846	$3,418,850	$3,265,738	$3,164,411	$2,976,611
Liabilities and Stockholders’ Equity
In-market deposits	$2,339,071	$2,189,264	$2,073,744	$2,054,752	$1,965,970
Wholesale deposits	457,708	467,743	455,108	422,088	202,236
Total deposits	2,796,779	2,657,007	2,528,852	2,476,840	2,168,206
Federal Home Loan Bank advances and other borrowings	330,916	363,891	370,113	341,859	456,808
Lease liabilities	8,954	9,236	9,499	9,822	10,175
Derivatives	51,949	78,696	61,147	49,012	61,419
Accrued interest payable and other liabilities	29,660	29,262	23,495	20,297	19,363
Total liabilities	3,218,258	3,138,092	2,993,106	2,897,830	2,715,971
Total stockholders’ equity	289,588	280,758	272,632	266,581	260,640
Total liabilities and stockholders’ equity	$3,507,846	$3,418,850	$3,265,738	$3,164,411	$2,976,611

Exhibit 99.1
STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Year Ended
(Dollars in thousands, except per share amounts)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Total interest income	$54,762	$50,941	$47,161	$42,064	$38,319	$194,928	$121,371
Total interest expense	25,222	22,345	19,414	15,359	10,867	82,340	22,949
Net interest income	29,540	28,596	27,747	26,705	27,452	112,588	98,422
Provision for credit losses	2,573	1,817	2,231	1,561	702	8,182	(3,868)
Net interest income after provision for credit losses	26,967	26,779	25,516	25,144	26,750	104,406	102,290
Private wealth management service fees	2,933	2,945	2,893	2,654	2,570	11,425	10,881
Gain on sale of SBA loans	284	851	444	476	269	2,055	2,537
Service charges on deposits	848	835	766	682	791	3,131	3,849
Loan fees	869	786	905	803	847	3,363	3,010
Loss on sale of securities	—	—	(45)	—	—	(45)	—
Swap fees	438	992	977	557	756	2,964	1,793
Other non-interest income	1,722	2,021	1,434	3,238	1,740	8,415	7,358
Total non-interest income	7,094	8,430	7,374	8,410	6,973	31,308	29,428
Compensation	14,450	15,573	15,129	15,908	15,267	61,059	57,742
Occupancy	571	575	603	631	669	2,381	2,358
Professional fees	1,313	1,429	1,240	1,343	1,210	5,325	4,881
Data processing	936	953	1,061	875	806	3,826	3,197
Marketing	724	758	779	628	641	2,889	2,354
Equipment	340	349	355	295	359	1,340	1,091
Computer software	1,317	1,289	1,197	1,183	1,089	4,985	4,416
FDIC insurance	585	680	580	394	203	2,238	1,042
Other non-interest expense	1,352	1,583	1,087	510	923	4,532	2,393
Total non-interest expense	21,588	23,189	22,031	21,767	21,167	88,575	79,474
Income before income tax expense	12,473	12,020	10,859	11,787	12,556	47,139	52,244
Income tax expense	2,703	2,079	2,522	2,808	2,400	10,112	11,386
Net income	$9,770	$9,941	$8,337	$8,979	$10,156	$37,027	$40,858
Preferred stock dividends	219	218	219	219	219	875	683
Net income available to common shareholders	$9,551	$9,723	$8,118	$8,760	$9,937	$36,152	$40,175
Per common share:
Basic earnings	$1.15	$1.17	$0.98	$1.05	$1.18	$4.33	$4.75
Diluted earnings	1.15	1.17	0.98	1.05	1.18	4.33	4.75
Dividends declared	0.2275	0.2275	0.2275	0.2275	0.1975	0.91	0.79
Book value	33.39	32.32	31.34	30.65	29.74	33.39	29.74
Tangible book value	31.94	30.87	29.89	29.19	28.28	31.94	28.28
Weighted-average common shares outstanding(1)	8,110,462	8,107,641	8,061,841	8,148,525	8,180,531	8,131,251	8,226,943
Weighted-average diluted common shares outstanding(1)	8,110,462	8,107,641	8,061,841	8,148,525	8,180,531	8,131,251	8,226,943
(1)Excluding participating securities.

Exhibit 99.1
NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	December 31, 2023			September 30, 2023			December 31, 2022
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,675,926	$27,359	6.53%	$1,605,464	$25,623	6.38%	$1,515,975	$20,948	5.53%
Commercial and industrial loans(1)	1,089,558	22,751	8.35%	1,059,512	21,635	8.17%	819,766	14,972	7.31%
Consumer and other loans(1)	45,309	577	5.09%	46,875	610	5.21%	48,350	514	4.25%
Total loans and leases receivable(1)	2,810,793	50,687	7.21%	2,711,851	47,868	7.06%	2,384,091	36,434	6.11%
Mortgage-related securities(2)	221,708	2,061	3.72%	204,291	1,681	3.29%	164,120	1,008	2.46%
Other investment securities(3)	67,444	541	3.21%	67,546	517	3.06%	49,850	261	2.09%
FHLB stock	12,960	279	8.61%	14,770	323	8.75%	16,281	301	7.40%
Short-term investments	86,580	1,193	5.51%	40,318	552	5.48%	34,807	315	3.62%
Total interest-earning assets	3,199,485	54,761	6.85%	3,038,776	50,941	6.71%	2,649,149	38,319	5.79%
Non-interest-earning assets	255,167			237,464			218,326
Total assets	$3,454,652			$3,276,240			$2,867,475
Interest-bearing liabilities
Transaction accounts	$785,480	7,657	3.90%	$731,529	6,774	3.70%	$492,586	2,360	1.92%
Money market	734,903	7,145	3.89%	657,183	5,871	3.57%	748,502	3,784	2.02%
Certificates of deposit	278,438	3,160	4.54%	282,674	2,986	4.23%	148,949	849	2.28%
Wholesale deposits	450,880	4,682	4.15%	410,494	4,172	4.07%	128,908	1,180	3.66%
Total interest-bearing deposits	2,249,701	22,644	4.03%	2,081,880	19,803	3.80%	1,518,945	8,173	2.15%
FHLB advances	301,773	1,851	2.45%	342,117	2,117	2.48%	389,310	2,149	2.21%
Other borrowings	49,394	727	5.89%	34,745	425	4.89%	41,143	545	5.30%
Total interest-bearing liabilities	2,600,868	25,222	3.88%	2,458,742	22,345	3.64%	1,949,398	10,867	2.23%
Non-interest-bearing demand deposit accounts	448,818			434,330			560,588
Other non-interest-bearing liabilities	119,833			105,079			100,998
Total liabilities	3,169,519			2,998,151			2,610,984
Stockholders’ equity	285,133			278,089			256,491
Total liabilities and stockholders’ equity	$3,454,652			$3,276,240			$2,867,475
Net interest income		$29,539			$28,596			$27,452
Interest rate spread			2.97%			3.07%			3.56%
Net interest-earning assets	$598,617			$580,034			$699,751
Net interest margin			3.69%			3.76%			4.15%
(1)The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.
(2)Includes amortized cost basis of assets available for sale and held to maturity.
(3)Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.
(4)Represents annualized yields/rates.

Exhibit 99.1
NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Year Ended
(Dollars in thousands)	December 31, 2023			December 31, 2022
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,586,967	$98,370	6.20%	$1,484,239	$66,917	4.51%
Commercial and industrial loans(1)	1,013,866	81,963	8.08%	771,056	46,575	6.04%
Consumer and other loans(1)	47,018	2,316	4.93%	49,695	1,876	3.78%
Total loans and leases receivable(1)	2,647,851	182,649	6.90%	2,304,990	115,368	5.01%
Mortgage-related securities(2)	200,383	6,433	3.21%	173,495	3,486	2.01%
Other investment securities(3)	62,921	1,770	2.81%	51,700	986	1.91%
FHLB stock	15,162	1,231	8.12%	16,462	989	6.01%
Short-term investments	54,311	2,845	5.24%	30,845	542	1.76%
Total interest-earning assets	2,980,628	194,928	6.54%	2,577,492	121,371	4.71%
Non-interest-earning assets	231,521			175,424
Total assets	$3,212,149			$2,752,916
Interest-bearing liabilities
Transaction accounts	$689,500	23,727	3.44%	$503,668	3,963	0.79%
Money market	681,336	22,129	3.25%	761,469	6,241	0.82%
Certificates of deposit	273,387	11,209	4.10%	97,448	1,358	1.39%
Wholesale deposits	346,285	14,353	4.14%	48,825	1,616	3.31%
Total interest-bearing deposits	1,990,508	71,418	3.59%	1,411,410	13,178	0.93%
FHLB advances	351,990	8,881	2.52%	414,191	7,024	1.70%
Other borrowings	38,891	2,041	5.25%	43,818	2,243	5.12%
Junior subordinated notes(5)	—	—	—%	2,429	504	20.75%
Total interest-bearing liabilities	2,381,389	82,340	3.46%	1,871,848	22,949	1.23%
Non-interest-bearing demand deposit accounts	453,930			566,230
Other non-interest-bearing liabilities	102,668			65,611
Total liabilities	2,937,987			2,503,689
Stockholders’ equity	274,162			249,227
Total liabilities and stockholders’ equity	$3,212,149			$2,752,916
Net interest income		$112,588			$98,422
Interest rate spread			3.08%			3.48%
Net interest-earning assets	$599,239			$705,644
Net interest margin			3.78%			3.82%
(1)The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.
(2)Includes amortized cost basis of assets available for sale and held to maturity.
(3)Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.
(4)Represents annualized yields/rates.
(5)The calculation for the year ended December 31, 2022, includes $236,000 in accelerated amortization of debt issuance costs.

Exhibit 99.1
ASSET AND LIABILITY BETA ANALYSIS

	For the Three Months Ended					For the Year Ended
(Unaudited)	December 31, 2023	September 30, 2023		December 31, 2022		December 31, 2023	December 31, 2022
	Average Yield/Rate (3)	Average Yield/Rate (3)	Increase (Decrease)	Average Yield/Rate (3)	Increase (Decrease)	Average Yield/Rate	Average Yield/Rate	Increase (Decrease)
Total loans and leases receivable (a)	7.21%	7.06%	0.15%	6.11%	1.10%	6.90%	5.01%	1.89%
Total interest-earning assets(b)	6.85%	6.71%	0.14%	5.79%	1.06%	6.54%	4.71%	1.83%
Adjusted total loans and leases receivable (1)(c)	7.06%	6.97%	0.09%	5.89%	1.17%	6.78%	4.78%	2.00%
Adjusted total interest-earning assets (1)(d)	6.71%	6.63%	0.08%	5.59%	1.12%	6.43%	4.50%	1.93%
Total in-market deposits(e)	3.20%	2.97%	0.23%	1.43%	1.77%	2.72%	0.60%	2.12%
Total bank funding(f)	3.27%	3.07%	0.20%	1.67%	1.60%	2.87%	0.84%	2.03%
Net interest margin(g)	3.69%	3.76%	(0.07)%	4.15%	(0.46)%	3.78%	3.82%	(0.04)%
Adjusted net interest margin(h)	3.50%	3.66%	(0.16)%	3.94%	(0.44)%	3.63%	3.63%	—%

Effective fed funds rate (2)(i)	5.33%	5.26%	0.07%	3.65%	1.68%	5.02%	1.69%	3.33%

Beta Calculations:
Total loans and leases receivable(a)/(i)					65.5%			56.76%
Total interest-earning assets(b)/(i)					63.1%			54.98%
Adjusted total loans and leases receivable (1)(c)/(i)					69.6%			60.06%
Adjusted total interest-earning assets (1)(d)/(i)					67.0%			57.87%
Total in-market deposits(e/i)					105.4%			63.66%
Total bank funding(f)/(i)					94.6%			60.96%
Net interest margin(g/i)					(27.4)%			(1.20)%
Adjusted net interest margin(h/i)					(26.2)%			—%
(1)Excluding fees in lieu of interest.
(2)Board of Governors of the Federal Reserve System (US), Effective Federal Funds Rate [DFF]. Retrieved from FRED, Federal Reserve Bank of St. Louis. Represents average daily rate.
(3)Represents annualized yields/rates.

PROVISION FOR CREDIT LOSS COMPOSITION

(Unaudited)	For the Three Months Ended					For the Year Ended
(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Change due to qualitative factor changes	$(432)	$506	$(50)	$9	$85	$33	$(384)
Change due to quantitative factor changes	(260)	(1,372)	(295)	474	(930)	(1,453)	(2,012)
Charge-offs	724	562	329	166	818	1,781	979
Recoveries	(114)	(84)	(245)	(107)	(203)	(548)	(4,741)
Change in reserves on individually evaluated loans, net	2,008	1,265	1,093	(36)	(50)	4,330	146
Change due to loan growth, net	629	817	1,227	979	982	3,652	2,144
Change in unfunded commitment reserves	17	123	172	76	—	387	—
Total provision for credit losses	$2,572	$1,817	$2,231	$1,561	$702	$8,182	$(3,868)

Exhibit 99.1
PERFORMANCE RATIOS

	For the Three Months Ended					For the Year Ended
(Unaudited)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Return on average assets (annualized)	1.11%	1.19%	1.04%	1.17%	1.39%	1.13%	1.46%
Return on average common equity (annualized)	13.99%	14.62%	12.58%	13.96%	16.26%	13.79%	16.79%
Efficiency ratio	58.34%	61.96%	61.68%	62.02%	61.45%	60.99%	62.31%
Interest rate spread	2.97%	3.07%	3.15%	3.19%	3.56%	3.08%	3.48%
Net interest margin	3.69%	3.76%	3.81%	3.86%	4.15%	3.78%	3.82%
Average interest-earning assets to average interest-bearing liabilities	123.02%	123.59%	124.82%	130.09%	135.90%	125.16%	137.70%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Non-accrual loans and leases	$20,597	$17,628	$15,721	$3,412	$3,659
Repossessed assets	247	61	65	89	95
Total non-performing assets	$20,844	$17,689	$15,786	$3,501	$3,754

Non-accrual loans and leases as a percent of total gross loans and leases	0.72%	0.64%	0.59%	0.13%	0.15%
Non-performing assets as a percent of total gross loans and leases plus repossessed assets	0.73%	0.64%	0.59%	0.14%	0.15%
Non-performing assets as a percent of total assets	0.59%	0.52%	0.48%	0.11%	0.13%
Allowance for credit losses as a percent of total gross loans and leases	1.16%	1.12%	1.11%	1.08%	0.99%
Allowance for credit losses as a percent of non-accrual loans and leases	160.21%	176.06%	188.90%	807.44%	662.20%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Year Ended
(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Charge-offs	$724	$562	$329	$166	$818	$1,781	$979
Recoveries	(114)	(84)	(245)	(107)	(203)	(548)	(4,741)
Net charge-offs (recoveries)	$610	$478	$84	$59	$615	$1,233	$(3,762)
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.09%	0.07%	0.01%	0.01%	0.10%	0.05%	(0.16)%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Total capital to risk-weighted assets	11.19%	11.20%	10.70%	11.04%	11.26%
Tier I capital to risk-weighted assets	8.74%	8.74%	8.70%	9.01%	9.20%
Common equity tier I capital to risk-weighted assets	8.38%	8.37%	8.32%	8.61%	8.79%
Tier I capital to adjusted assets	8.43%	8.65%	8.80%	9.00%	9.17%
Tangible common equity to tangible assets	7.60%	7.53%	7.64%	7.69%	7.98%

Exhibit 99.1
LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Commercial real estate:
Commercial real estate - owner occupied (1)	$256,479	$236,058	$244,039	$233,725	$268,354
Commercial real estate - non-owner occupied (1)	773,494	753,517	715,309	675,087	687,091
Construction (1)	193,080	211,828	217,069	212,916	218,751
Multi-family (1)	450,529	409,714	392,297	384,043	350,026
1-4 family (1)	26,289	24,235	23,063	23,404	17,728
Total commercial real estate	1,699,871	1,635,352	1,591,777	1,529,175	1,541,950
Commercial and industrial (1)	1,105,835	1,083,698	1,036,921	963,328	853,327
Consumer and other (1)	44,312	44,808	45,743	46,773	47,938
Total gross loans and leases receivable	2,850,018	2,763,858	2,674,441	2,539,276	2,443,215
Less:
Allowance for credit losses	31,275	29,331	28,115	26,140	24,230
Deferred loan fees	(243)	(156)	(142)	(87)	149
Loans and leases receivable, net	$2,818,986	$2,734,683	$2,646,468	$2,513,223	$2,418,836
(1)     On January 1, 2023, the Bank adopted ASU 2016-03 Financial Instruments - Credit losses (“ASC 326”). The Bank adopted ASC 326 using the modified retrospective method which does not require restatement of prior periods. The balances as of March 31, 2023 reflect a reclassification of $43 million to commercial and industrial from commercial real estate, and $7 million from consumer and other to commercial real estate.

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Non-interest-bearing transaction accounts	$445,376	$430,011	$419,294	$471,904	$537,107
Interest-bearing transaction accounts	895,319	779,789	719,198	612,500	576,601
Money market accounts	711,245	694,199	641,969	662,157	698,505
Certificates of deposit	287,131	285,265	293,283	308,191	153,757
Wholesale deposits	457,708	467,743	455,108	422,088	202,236
Total deposits	$2,796,779	$2,657,007	$2,528,852	$2,476,840	$2,168,206

Uninsured deposits	$994,687	$916,083	$867,397	$974,242	$967,465
Less: uninsured deposits collateralized by pledged assets	17,051	28,873	37,670	32,468	14,326
Total uninsured, net of collateralized deposits	977,636	887,210	829,727	941,774	953,139
% of total deposits	35.0%	33.4%	32.8%	38.0%	44.0%

Exhibit 99.1
SOURCES OF LIQUIDITY

(Unaudited)	As of
(in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Short-term investments	$107,162	$109,612	$80,510	$159,859	$76,871
Collateral value of unencumbered pledged loans	367,471	315,067	265,884	296,393	184,415
Market value of unencumbered securities	259,791	236,618	217,074	200,332	188,353
Readily available liquidity	734,424	661,297	563,468	656,584	449,639

Fed fund lines	45,000	45,000	45,000	45,000	45,000
Excess brokered CD capacity(1)	1,231,791	1,090,864	1,017,590	1,027,869	1,162,241
Total liquidity	$2,011,215	$1,797,161	$1,626,058	$1,729,453	$1,656,880
Total uninsured, net of collateralized deposits	977,636	887,210	829,727	941,774	953,139
(1)Bank internal policy limits brokered CDs to 50% of total bank funding when combined with FHLB advances.

PRIVATE WEALTH OFF-BALANCE SHEET COMPOSITION

(Unaudited)	As of
(in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Trust assets under management	$2,898,516	$2,715,801	$2,707,390	$2,615,670	$2,483,811
Trust assets under administration	223,013	198,864	199,729	188,458	176,225
Total trust assets	$3,121,529	$2,914,665	$2,907,119	$2,804,128	$2,660,036

Exhibit 99.1
NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Common stockholders’ equity	$277,596	$268,766	$260,640	$254,589	$248,648
Less: Goodwill and other intangible assets	(12,023)	(12,110)	(12,073)	(12,160)	(12,159)
Tangible common equity	$265,573	$256,656	$248,567	$242,429	$236,489
Common shares outstanding	8,314,778	8,315,186	8,315,465	8,306,270	8,362,085
Book value per share	$33.39	$32.32	$31.34	$30.65	$29.74
Tangible book value per share	31.94	30.87	29.89	29.19	28.28

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
“Tangible common equity to tangible assets” (“TCE”) is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. Adjusted TCE ratio is defined as TCE adjusted for net fair value adjustments of financial assets and liabilities. For more information on fair value adjustments please refer to Note 19 - Fair Value Disclosures in the annual report on Form 10-K for the year ended December 31, 2023. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Common stockholders’ equity	$277,596	$268,766	$260,640	$254,589	$248,648
Less: Goodwill and other intangible assets	(12,023)	(12,110)	(12,073)	(12,160)	(12,159)
Tangible common equity (a)	$265,573	$256,656	$248,567	$242,429	$236,489
Total assets	$3,507,846	$3,418,850	$3,265,738	$3,164,411	$2,976,611
Less: Goodwill and other intangible assets	(12,023)	(12,110)	(12,073)	(12,160)	(12,159)
Tangible assets (b)	$3,495,823	$3,406,740	$3,253,665	$3,152,251	$2,964,452
Tangible common equity to tangible assets	7.60%	7.53%	7.64%	7.69%	7.98%

Fair Value Adjustments:
Financial assets - MTM (c)	$(29,136)	$(45,489)	$(43,403)	$(24,764)	$(24,302)
Financial liabilities - MTM (d)	$11,945	$23,436	$21,916	$17,334	$17,328
Net MTM, after-tax e = (c-d)*(1-21%)	$(13,581)	$(17,422)	$(16,975)	$(5,870)	$(5,509)

Adjusted tangible equity f = (a-e)	$251,992	$239,234	$231,592	$236,559	$230,980
Adjusted tangible assets g = (b-c)	$3,466,687	$3,361,251	$3,210,262	$3,127,487	$2,940,150
Adjusted TCE ratio (f/g)	7.27%	7.12%	7.21%	7.56%	7.86%

Exhibit 99.1
EFFICIENCY RATIO & PRE-TAX, PRE-PROVISION ADJUSTED EARNINGS
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on repossessed assets, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. “Pre-tax, pre-provision adjusted earnings” is defined as operating revenue less operating expense. In the judgment of the Company’s management, the adjustments made to non-interest expense and non-interest income allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio and pre-tax, pre-provision adjusted earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Year Ended
(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Total non-interest expense	$21,588	$23,189	$22,031	$21,767	$21,167	$88,575	$79,474
Less:
Net loss (gain) on repossessed assets	4	4	(2)	6	22	12	49
SBA recourse provision (benefit)	210	242	341	(18)	(322)	775	(188)
Contribution to First Business Charitable Foundation	—	—	—	—	809	—	809
Tax credit investment impairment recovery	—	—	—	—	—	—	(351)
Total operating expense (a)	$21,374	$22,943	$21,692	$21,779	$20,658	$87,788	$79,155
Net interest income	$29,540	$28,596	$27,747	$26,705	$27,452	$112,588	$98,422
Total non-interest income	7,094	8,430	7,374	8,410	6,973	31,308	29,428
Less:
Bank-owned life insurance claim	—	—	—	—	809	—	809
Net loss on sale of securities	—	—	(45)	—	—	(45)	—
Adjusted non-interest income	7,094	8,430	7,419	8,410	6,164	31,353	28,619
Total operating revenue (b)	$36,634	$37,026	$35,166	$35,115	$33,616	$143,941	$127,041
Efficiency ratio	58.34%	61.96%	61.68%	62.02%	61.45%	60.99%	62.31%

Pre-tax, pre-provision adjusted earnings (b - a)	$15,260	$14,083	$13,474	$13,336	$12,958	$56,153	$47,886
Average total assets	$3,454,652	$3,276,240	$3,127,234	$2,984,600	$2,867,475	$3,212,149	$2,752,916
Pre-tax, pre-provision adjusted return on average assets	1.77%	1.72%	1.72%	1.79%	1.81%	1.75%	1.74%

Exhibit 99.1
ADJUSTED NET INTEREST MARGIN
“Adjusted Net Interest Margin” is a non-GAAP measure representing net interest income excluding the fees in lieu of interest and other recurring, but volatile, components of net interest margin divided by average interest-earning assets less other recurring, but volatile, components of average interest-earning assets. Fees in lieu of interest are defined as prepayment fees, asset-based loan fees, non-accrual interest, and loan fee amortization. In the judgment of the Company’s management, the adjustments made to net interest income allow investors and analysts to better assess the Company’s net interest income in relation to its core client-facing loan and deposit rate changes by removing the volatility that is associated with these recurring but volatile components. The information provided below reconciles the net interest margin to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Year Ended
(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Interest income	$54,762	$50,941	$47,161	$42,064	$38,319	$194,928	$121,371
Interest expense	25,222	22,345	19,414	15,359	10,867	82,340	22,949
Net interest income (a)	29,540	28,596	27,747	26,705	27,452	112,588	98,422
Less:
Fees in lieu of interest	1,075	582	936	651	1,318	3,244	5,283
FRB interest income and FHLB dividend income	1,466	870	1,064	656	613	4,056	1,525
Adjusted net interest income (b)	$26,999	$27,144	$25,747	$25,398	$25,521	$105,288	$91,614
Average interest-earning assets (c)	$3,199,485	$3,038,776	$2,913,751	$2,765,087	$2,649,149	$2,980,628	$2,577,492
Less:
Average FRB cash and FHLB stock	99,118	54,677	76,678	45,150	50,522	69,014	46,708
Average non-accrual loans and leases	18,602	15,775	3,781	3,536	3,591	10,450	5,011
Adjusted average interest-earning assets (d)	$3,081,765	$2,968,324	$2,833,292	$2,716,401	$2,595,036	$2,901,164	$2,525,773
Net interest margin (a / c)	3.69%	3.76%	3.81%	3.86%	4.15%	3.78%	3.82%
Adjusted net interest margin (b / d)	3.50%	3.66%	3.63%	3.74%	3.93%	3.63%	3.63%